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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
                              SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     AMBASSADOR FUNDS

Address of Principal Business Office (No. & Street, City, State, Zip Code):
          211 WEST FORT STREET, SUITE 720
          DETROIT, MICHIGAN 48226

Telephone Number (including area code): (313) 961-3111

Name and address of agent for service of process:
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          BRIAN T. JEFFRIES                        COPY TO:   PAUL R. RENTENBACH
          AMBASSADOR CAPITAL MANAGEMENT, INC.                 DYKEMA GOSSETT PLLC
          211 WEST FORT STREET, SUITE 720                     400 RENAISSANCE CENTER
          DETROIT, MICHIGAN 48226                             DETROIT, MICHIGAN 48243-1668

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Check Appropriate Box:
          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X]   NO [ ]

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Detroit, and state of Michigan on the 11th day of May, 2000



                                          AMBASSADOR FUNDS




                                          By: /s/ Brian T. Jeffries
                                              ----------------------------
                                              Brian T. Jeffries, President

Attest:




/s/ Kathryn J. Nurre
---------------------------
Kathryn J. Nurre, Secretary